Exhibit 99.2

[LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Whelan

Chief Financial Officer, Executive Vice President

(617) 912-4220

Erica E. Smith

Director,	Investor Relations

(617) 912-3766

BOSTON PRIVATE SETTLES COMMON STOCK

FORWARD SALE AGREEMENT

Boston, September 29, 2005 – Boston Private Financial Holdings, Inc. (Nasdaq: BPFH), a wealth management firm, today announced that it will deliver 1.6 million shares of its common stock to an affiliate of Merrill Lynch, Pierce, Fenner & Smith to settle a forward sale agreement of common stock with that affiliate entered into on December 12, 2003. The Company will receive net proceeds of approximately $36.4 million which will be used in funding the acquisition of Gibraltar Financial Corporation (“Gibraltar”). The acquisition is expected to close on October 1, 2005.

Boston Private Financial Holdings

Boston Private Financial Holdings is a wealth management firm that owns twelve independently-operated affiliate partners across the U.S. These partners comprise the Boston Private Wealth Management Group which provides private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. Through strategic acquisitions in demographically attractive geographic areas, the Company forms wealth management “clusters” that together deliver lifetime financial solutions on a local basis. The Company makes capital resources available to its affiliate partners and works with them on growth strategies, marketing, leadership development, compliance and technology.